Exhibit 99.1

Joel Hatlen	Hayden IR
Vice President and Chief Financial Officer	Brett Maas, Managing Partner
Data I/O Corporation	(646) 536-7331
6464 185th Ave. NE, Suite 101	Email: brett@haydenir.com - or -
Redmond, WA 98052	Dave Fore, Client Manager & Senior Research Analyst
(425) 881-6444	(206) 450-2151
investorrelations@dataio.com	Email: dave@haydenir.com

DATA I/O ANNOUNCES RESULTS FOR THIRD QUARTER 2011

Revenue up 7% Over Third Quarter 2010, Share Repurchase Plan Announced

Redmond, WA, October 20, 2011 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems,  today announced financial results for the third quarter ended September 30, 2011.

Highlights
●	Third quarter 2011 revenue increased 7 percent to $7.1 million from $6.6 million in the same period last year
●	Net Income of $130,000 or $0.01 per share
●	RoadRunner 3 and Factory Integration Software products launched during the quarter
●	Cash increased $1.4 million to $18.4 million
●	$1,000,000 Share repurchase plan authorized

Financial Results
Revenues for the third quarter of 2011 were $7.1 million, up 7 percent compared with $6.6 million in the third quarter of 2010 and $6.8 million in the second quarter of 2011.  Europe was the company’s strongest geographic region, with sales increasing 39% compared to the third quarter of 2010.  On a product basis, sales increased 23% for Data I/O’s automated systems, which were partially offset by a decline in non-automated systems compared to the third quarter of 2010. Americas continued to recover with 13% growth in the third quarter 2011, while Asia revenues were down following strong growth in the first and second quarters of 2011.  Net income for the third quarter of 2011 was $130,000 or $0.01 per diluted share, compared with net income of $833,000, or $0.09 per diluted share, in the third quarter of 2010.

“Automotive business drove the European sales for the quarter,” said Fred Hume, President and CEO.  “The PS family with its rich feature and software options was the primary choice of automotive and programming center customers.  We look forward to the November Productronica trade show in Munich, Germany, when we will be able to introduce new capabilities for our PS family.”

Gross margin as a percentage of sales in the third quarter of 2011 was 55.9 percent, compared with 57.9 percent in the third quarter of 2010 and 58.5 percent in the second quarter of 2011.  This gross margin decrease compared to the third quarter of 2010 was primarily due to the impact of increased direct materials cost as a result of the overall product mix.  Operating expenses were $3.6 million compared to $2.9 million in the third quarter of 2010.  This reflects approximately $250,000 of expense related to Azido, our new name for the software technology purchase we announced back in May, $200,000 of increased contractor and consultant related expense, and $128,000 less contract software engineering development costs charged to cost of sales.

Net non-operating expense of $165,000 included $178,000 of currency exchange volatility related expense primarily related to cash accounts denominated in US dollars in foreign subsidiaries and inter-company balances denominated in other currencies.  Data I/O ended the quarter with a backlog of $1.3 million, compared to $1.7 million at September 30, 2010 and $1.4 million at the end of the second quarter of 2011.

The Company’s cash position at September 30, 2011 increased $1.4 million during the quarter to $18.4 million.  Accounts receivable decreased to $4.8 million at September 30, 2011 compared to $5.5 million at September 30, 2010 and $5.3 million at June 30, 2011 primarily due to improved collections.  Inventories were at $3.8 million at September 30, 2011, down slightly from $3.9 million at both September 30, 2010 and June 30, 2011.

A share repurchase program was authorized with provisions to buy back up to $1 million dollars of stock over four quarters.  The program will be established under a 10b5-1 plan under the Exchange Act to provide flexibility to make purchases throughout the period.

“We are pleased to report continued revenue growth for the quarter.  The accelerated investment in our product initiatives continued in the third quarter, but accelerated spending will now be scaled back,” Mr. Hume added.   “During the third quarter, we were able to launch RoadRunner 3 and Factory Integration Software for the RoadRunner family, the first of our internal software development initiatives.  The Company expects to reduce its use of contractors and consultants by over $250,000 in the fourth quarter compared to the third quarter.  We continue to make good progress developing the use of and offerings for Azido.  Overall, while we note the expressed uncertainty and lack of visibility discussed in the media for the electronics industry, we believe that our sales prospect funnels continue to be strong.”

Conference Call Information
A conference call discussing the third quarter of 2011 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (877) 941-2934.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (320) 365-3844, access code: 220466.  The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com  to access the call from the site.  This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation
With almost 40 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes.  Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement
Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

–  Summary Financial Data Attached   –

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net Sales	$7,051	$6,605	$20,943	$19,448
Cost of goods sold	3,108	2,781	8,827	8,021
Gross margin	3,943	3,824	12,116	11,427
Operating expenses:
Research and development	1,482	957	4,109	2,868
Selling, general and administrative	2,101	1,912	6,490	5,725
Total operating expenses	3,583	2,869	10,599	8,593
Gain on sale of assets	–	10	–	13
Operating income (loss)	360	965	1,517	2,847
Non-operating income (expense):
Interest income	13	13	45	30
Interest expense	–	(3)	(2)	(9)
Foreign currency transaction gain (loss)	(178)	(44)	(244)	(221)
Total non-operating income (loss)	(165)	(34)	(201)	(200)
Income (loss) before income taxes	195	931	1,316	2,647
Income tax (expense) benefit	(65)	(98)	(255)	(246)
Net income (loss)	$130	$833	$1,061	$2,401

Basic earnings (loss) per share	$0.01	$0.09	$0.12	$0.27
Diluted earnings (loss) per share	$0.01	$0.09	$0.11	$0.26
Weighted-average basic shares	9,270	9,018	9,159	8,917
Weighted-average diluted shares	9,391	9,148	9,323	9,110

DATA I/O CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(Unaudited)
	September 30, 2011	December 31, 2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,380	$18,942
Trade accounts receivable, net of allowance for doubtful accounts of $131 and $138	4,775	4,975
Inventories	3,798	3,570
Other current assets	456	528
TOTAL CURRENT ASSETS	27,409	28,015

Property, plant and equipment – net	1,201	1,256
Intangible software technology – net	2,904
Other assets	98	153
TOTAL ASSETS	$31,612	$29,424

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,293	$1,234
Accrued compensation	1,234	1,578
Deferred revenue	1,447	1,572
Other accrued liabilities	703	770
Accrued costs of business restructuring	–	58
Income taxes payable	78	108
Current portion long-term debt	–	92
TOTAL CURRENT LIABILITIES	4,755	5,412

Long-term other payables	305	47
Long-term debt	–	–

COMMITMENTS

STOCKHOLDERS’ EQUITY
Preferred stock –
Authorized, 5,000,000 shares, including 200,000 shares of Series A Junior Participating
Issued and outstanding, none	–	–
Common stock, at stated value –
Authorized, 30,000,000 shares
Issued and outstanding, 9,270,560 and 9,027,867 shares	23,534	22,172
Accumulated earnings (deficit)	1,961	900
Accumulated other comprehensive income	1,057	893
TOTAL STOCKHOLDERS’ EQUITY	26,552	23,965
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,612	$29,424